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                                   EXHIBIT 99

PRESS RELEASE                               Source: Camco Financial Corporation

CAMCO FINANCIAL CORPORATION COMPLETES ACQUISITION OF LONDON FINANCIAL CORPORATION AND CHANGES ITS BANK CHARTER
Friday August 20, 4:49 pm ET

CAMBRIDGE, Ohio--(BUSINESS WIRE)--Aug. 20, 2004--(Nasdaq:CAFI - News) - Camco Financial Corporation, ("Camco") located in Cambridge, Ohio, announced the completion today of its previously announced acquisition of London Financial Corporation ("London"). London's operating subsidiary, The Citizens Bank of London, with one office in Madison County, Ohio, was merged with Camco's principal operating subsidiary, AdvantageBank. Simultaneously with the merger, Camco will become a financial holding company and AdvantageBank will become a state-chartered commercial bank.

London shareholders will receive either $26.50 in cash, 1.56342 shares of Camco, or a combination of cash and Camco shares, in exchange for each outstanding share of London. As a result of the acquisition, Camco will have approximately
7.6 million publicly traded shares of common stock.

Richard C. Baylor, President & CEO of Camco, commented, "We are excited to complete this addition to our community bank group. AdvantageBank will provide customers with more convenience from our "Advantage Banking" brand of products as we enhance our existing central Ohio presence." Baylor continued, "We are confident that the London community will respond favorably to the dynamic combination of Advantage Bank's operational support and Citizens Bank's community ties. Most importantly, quality customer service and local decision making will continue to be made by managers in Central Ohio. Camco expects that this acquisition will likely be accretive to Camco's earnings in the first year. We would also emphasize the strategic importance of adopting a state commercial banking charter that reduces regulatory barriers to our balance sheet initiatives related to consumer and commercial lending."

London's President John J. Bodle commented, "I am very pleased to have our bank join the AdvantageBank family. This merger will enhance services, add a broader range of products and new technology to our customers."

Camco Financial Corporation is a multi-state financial holding company headquartered in Cambridge, Ohio with assets of $1.13 billion. Advantage Bank and its affiliates offer community banking, mortgage banking, internet banking and title services from 32 offices in 23 communities in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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Contact:
     Camco Financial Corporation, Cambridge
     Richard C. Baylor, 740-435-2040
     Mark A. Severson, 740-435-2055
     www.camcofinancial.com



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